THERMOGENESIS NAMES DR. MAHENDRA RAO
TO BOARD OF DIRECTORS

NEW BOARD MEMBER HAS CLINCIAL, CORPORATE AND REGULATORY EXPERIENCE IN STEM CELL THERAPY FIELD

(RANCHO CORDOVA, CA) March 12, 2008—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products that process and store adult stem cells, said today that Dr. Mahendra Rao, Vice President, Stem Cells and Regenerative Medicine at Invitrogen Corporation, has been named to the Company’s board of directors. His appointment brings the Company’s number of directors to six.

Dr. Rao has been involved in stem cell research for more than a decade. At Invitrogen, he heads the company’s stem cell research and development program. Invitrogen offers more than 1,200 products tailored to various parts of the stem cell research workflow for embryonic and adult stem cell populations. He has held his current position with the company since January 2006. Before that, he was Stem Cell Section Chief and Senior Investigator at the National Institute on Aging’s Laboratory of Neuroscience and is currently a visiting professor. He has also held associate professor positions at both the Johns Hopkins University and the University of Utah Schools of Medicine, and at the National Center for Biological Science in India.

Dr. Rao has served as Chairman of the FDA’s Cell and Gene Therapy Advisory Committee and is the founder of Q Therapeutics, a company working on the development of cellular therapy to treat multiple sclerosis. Dr Rao has coauthored approximately 250 primary article, reviews, and editorials on different aspects of stem cell biology.

“Dr. Rao possesses extensive knowledge and expertise in the stem cell arena and brings a wide range of strong clinical, regulatory and academic experience to our Company. His presence in the regulatory and clinical areas will be of great value as ThermoGenesis pursues its regenerative medicine growth strategy,” noted Dr. William Osgood, Chief Executive Officer of ThermoGenesis.

“I look forward to working with the Company’s management team and its board. ThermoGenesis is recognized as a technology leader in its field and is implementing a well-thought out strategy to increase its presence in the regenerative medicine market,” Dr. Rao stated.

Dr. Rao holds degrees from Bombay University in India and earned his Ph.D. from California Institute of Technology. He also conducted post-doctorate studies at Case Western Reserve University and Caltech.

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leading supplier of innovative products and services that process and store adult stem cells for treatment of disease and injury. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

•	AXP™ AutoXpress Platform (AXP™) is a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product. The MarrowXpress is used for isolating stem cells from bone marrow. ThermoGenesis sells the MarrowXpress directly to global customers.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. We received FDA approval to market the CryoSeal FS System in liver resection surgeries in July 2007. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2008, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2008. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward- looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the
Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com